Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) Third Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the New York City REIT Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa

Thank you, operator. Good morning everyone and thank you for joining us for NYC's Third Quarter 2021 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website at www.newyorkcityreit.com. Joining me today on the call to discuss the quarter's results are Mike Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2020 filed on March 29, 2021 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Please also refer to the form 10-Q for the quarter ended September 30, 2021, filed today, for a more detailed discussion of certain risk factors relating to our property at 9 Times Square.

Any forward-looking statements provided during this conference call are only made as of the date of the call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer. Please go ahead, Mike.

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Mike Weil

Thanks, Louisa. Good morning and thank you for joining us today. New York City REIT continues to execute on our proactive asset management strategy, highlighted by increased occupancy at 9 Times Square and another quarter of increasing rent collection to 92%. We launched Innovate NYC, a co-working company, at 1140 Avenue of the Americas, diversifying our strategy into a growing segment of the New York City real estate market. Finally, our property at 123 William Street was named "Building of the Year" by BOMA New York for superior operations and management. As recognition for the extensive upgrades to the building and its systems, this award is a testament to the strong focus of New York City’s asset management team. The effort is spearheaded by Chris Chao, and is a tribute to the exceptional work of our CBRE building management team. Together, their dedication continues to deliver outstanding results.

More broadly, office use and pedestrian traffic continues to increase as the city continues to encourage a return to a pre-pandemic lifestyle through an aggressive ongoing vaccination campaign. Further support for New York City's return is apparent from recent trends in the apartment-leasing market. After an initial decline in 2020 as young workers, in particular, departed the city to work from home, asking rents have soared back to, in some cases, meet or exceed pre-pandemic prices. Pent-up demand and limited supply are helping fuel the rise in prices, a set of conditions we expect to continue to see echoed in other real estate segments, such as office leasing which, according to CBRE research, has already climbed back to 95% of pre-pandemic baseline. The natural follow through should be the return to office which will drive onsite occupancy.

We remain highly confident in the long-term strength of New York City real estate based on our fundamental belief in the necessity of New York City office and retail space. Our portfolio includes eight office and retail condominium assets, located entirely in New York City and primarily in Manhattan. We have built this pure-play New York City portfolio featuring a number of large, investment grade tenants including City National Bank, CVS, TD Bank and government agencies. As of September 30th, NYC’s top 10 tenants were 71% investment grade or implied investment grade rated and had an average remaining lease term of 9.2 years.

Our $861 million, 1.2 million square foot portfolio has occupancy of 85.3% at the end of the third quarter. Quarter over quarter, occupancy at 9 Times Square increased 3.5% with the commencement of a lease that replaced 8,800 square feet that was previously leased to Knotel and has an 11 year lease term. Across all of our assets we have a weighted average remaining lease term of 6.8 years.

For the third quarter, we recorded strong rent collection at 92% of original cash rent across the portfolio, a 3% increase from 89% reported last quarter, and a full 10% improvement from the fourth quarter of last year. This includes a $265,000 rent increase related to several retail tenants at 9 Times Square that resumed paying rent after being written off last quarter. Our asset management team remains engaged with our tenants, helping to drive rent collection and working towards a complete recovery from pandemic-related challenges.

We are also having ongoing dialogue with several key tenants to negotiate renewals, including the State of New York and the GSA. Our leasing pipeline, including a lease signed after quarter end and two executed LOI's, is expected to increase portfolio occupancy to 87%, increase occupancy at 9 Times Square by 5%, and add $400,000 of annualized straight-line rent.

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As mentioned, at 1140 Avenue of the Americas, we took over co-working space formerly leased to Work Better and launched Innovate NYC, which opened this quarter. This was a great opportunity to diversify our strategy into a growing segment of the New York City real estate market with minimal initial investment and in-place agreements with tenants. Innovate NYC offers move-in ready private offices, virtual offices and meeting space with modern furnishings and all of the comforts of a full-service office on bespoke terms to clients. On-site staff and seamless technology ensure a turn-key experience. We are already seeing results from this initiative, as the Innovate NYC space generated over $200,000 more in rental income this quarter than it did last quarter.

We are actively seeking to sign leases with former tenants of Knotel and to lease up space that Knotel formerly occupied. Through the third quarter, we have replaced more than half of the 71,200 square feet formerly occupied by Knotel with creditworthy, rent-paying tenants, some of whom were previously sub-tenants of Knotel. Including one lease signed after quarter-end, 41,000 square feet has been leased, or nearly 58% of the available space. These leases have a weighted average remaining lease term of six years and combined annualized straight-line rent of almost $2.1 million.

Along the same lines as the former Work Better and Knotel spaces, we finalized a surrender agreement with Universal Sports this quarter that included consideration for part of the past due rent and a return of the space to NYC. We are converting the former gym space into office space, which we believe will be better positioned for leasing. We have engaged CBRE to lease the space through their vast relationship network, with the goal of backfilling with a creditworthy tenant. And last week we finalized a seamless transfer of management of our parking garages to a new operator, who was, in fact, the original operator of these garages. In connection with the transition to the new operator, we agreed to a $1.4 million termination fee payment from the former operator, which will be included in our fourth quarter results.

We have continued to drive New York City REIT forward during the third quarter, negotiating leases with new and existing tenants, increasing occupancy at 9 Times Square and growing rent collection across the portfolio. We have replaced almost two-thirds of the former Knotel space at 123 William Street, which also was honored by our peers with a BOMA award. Launching our co-working initiative at 1140 Avenue of the Americas opens a new, exciting chapter for NYC and diversifies our business. We believe that our New York City portfolio is well positioned to deliver long-term value.

I'll turn it over to Chris Masterson to go over the third quarter results. Chris?

Christopher Masterson

Thanks Mike. Third quarter 2021 revenue was $15.8 million, compared to $15.0 million in the second quarter of 2021. The company's third quarter GAAP net loss attributable to common stockholders was $11.1 million compared to a net loss of $11.1 million in the second quarter 2021.

For the third quarter of 2021, our FFO attributable to common stockholders was a negative $2.9 million, compared to negative $4.0 million last quarter. Core FFO was negative $0.7 million, compared to negative $1.9 million in the second quarter, or $0.06 per share compared to $0.15 per share last quarter. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-Q.

NYC also maintains a conservative balance sheet, with no debt maturities until 2024 and prudent net leverage at 38.5%, which compares favorably to our peers. We ended the third quarter with net debt of $381.8 million at a weighted-average effective interest rate of 4.4% and with a weighted average remaining debt term of nearly five years.

With that, I'll turn the call back to Mike for some closing remarks.

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Mike Weil

Thanks, Chris.

I am proud of the success we've seen with our active asset management strategy over the last year. Despite headwinds in the market, we have negotiated and signed a dozen new leases and lease renewals this year, totaling over 86,000 square feet, or 8% of our portfolio. These leases have a weighted-average 6-year term and total $4.3 million of annualized straight-line rent. In the cases where tenants couldn't survive the pandemic, we've found success re-leasing their high-quality former space to new tenants, or we've been creative in developing alternative solutions. Every week we observe more evidence of New York City returning to pre-pandemic conditions, whether it is foot traffic in times square, asking rents for apartments, the office demand index or the leasing interest we are seeing at our properties. We believe the hard work we've done over the last year and a half has created momentum that will accelerate alongside the pace of our favorite city as we finish 2021 and look forward to 2022 and beyond.

With that, Operator, please open the lines for questions.

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